As filed with the Securities and Exchange Commission on July 21, 2022

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

MVB Financial Corp.

(Exact name of registrant as specified in its Articles)

West Virginia	20-0034461
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

301 Virginia Avenue, Fairmont, WV	26554-2777
(Address of Principal Executive Offices)	(Zip Code)

MVB Financial Corp. 2022 Stock Incentive Plan

(Full title of the plan)

Donald T. Robinson

President and Chief Financial Officer

301 Virginia Avenue

Fairmont, West Virginia 26554-2777

(Name and address of agent for service)

(304) 363-4800

(Telephone number, including area code, of agent for service)

Copies to:

James J. Barresi, Esq.

Aaron A. Seamon, Esq.

Squire Patton Boggs (US) LLP

201 East Fourth Street, Suite 1900

Cincinnati, OH 45202

(513) 361-1200

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

PART I

INFORMATION REQUIRED IN SECTION 10(a) PROSPECTUS

Items 1 & 2. Plan Information and Registrant Information and Employee Plan Annual Information.

The Registrant will send or give documents containing the information specified by Part I of this Registration Statement to participants in the plan to which this Registration Statement relates, as specified in Rule 428(b)(1) promulgated by the SEC under the Securities Act of 1933, as amended (the “Securities Act”). The Registrant is not filing such documents with the SEC, but these documents constitute (along with the documents incorporated by reference into the Registration Statement pursuant to Item 3 of Part II hereof) a prospectus that meets the requirements of Section 10(a) of the Securities Act. Unless this Registration Statement indicates otherwise or the context otherwise requires, the terms “we”, “our”, “us,” “Company” or “Registrant” refer to MVB Financial Corp. and its subsidiaries including MVB Bank, Inc.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents filed by us with the SEC, pursuant to the Exchange Act, are hereby incorporated by reference and shall be deemed to be a part hereof from the date of filing of such document:

(a)	the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021, as filed with the Commission on March 10, 2022;

(b)	the Registrant’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2022, as filed with the Commission on May 2, 2022;

(c)	the Registrant’s Current Reports on Form 8-K filed with the SEC on January 20, 2022, January 27, 2022, March 14, 2022, May 18, 2022 and June 6, 2022; and

(d)

The description of the Registrant’s Common Stock contained in Exhibit 4.3 to the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021, including any amendment or report filed for the purpose of updating that description.

All reports and other documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and shall be a part of this Registration Statement from the date of the filing of such reports and documents. Any statement contained in a document incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated herein by reference modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Notwithstanding the foregoing, we are not incorporating by reference information furnished under Items 2.02 and 7.01 of any Current Report on Form 8-K, including the related exhibits, nor in any document or information deemed to have been furnished and not filed in accordance with Commission rules.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

The validity of the shares of Common Stock offered hereby have been passed upon for the Company by Camille M. Wiley, Associate General Counsel of the Company. At the time of rendering the legal opinion, Ms. Wiley is eligible to participate in the MVB Financial Corp. 2022 Stock Incentive Plan and beneficially owns, or has the right to acquire, an aggregate of less than 1% of the Company’s Common Stock.

Item 6.	Indemnification of Directors and Officers.

Section 31D-8-851 of the West Virginia Business Corporation Act provides in part that each West Virginia corporation has the power to indemnify any director against liability incurred in a proceeding against him by reason of being or having been such director (other than in an action by or in the right of the corporation) if he acted in good faith and in a manner he reasonably believed to be or not opposed to the best interests of the corporation, or, in the case of any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful. With respect to an action by or in the right of the corporation, except for reasonable expenses incurred in the proceeding as to which he meets the foregoing standard of conduct, a director may not be indemnified. A director also may not be indemnified unless ordered by a court if he is adjudged liable on the basis that he received a financial benefit to which he was not entitled. A West Virginia corporation may make any other or further indemnity to any such persons that may be authorized by the corporation’s articles of incorporation.

A corporation must indemnify a director who was wholly successful on the merits in the proceeding against reasonable expenses of the proceeding. A corporation may advance expenses incurred by a director in such a proceeding if he affirms he has met the standard of conduct and agrees to return the advanced expenses if it is determined he has not met this standard.

Section 31D-8-856 of the West Virginia Business Corporation Act provides that a West Virginia corporation may indemnify and advance expenses to an officer of the corporation who is a party to a proceeding because he or she is an officer of the corporation to the same extent as a director and, if he or she is an officer but not a director, to a further extent as may be provided by the articles of incorporation, the bylaws, a resolution of the board of directors or contract, except for (i) liability in connection with a proceeding by or in the right of the corporation other than for reasonable expenses incurred in connection with the proceeding or (ii) liability arising out of conduct that constitutes (a) receipt by him or her of a financial benefit to which he or she is not entitled, (b) an intentional infliction of harm on the corporation or the shareholders or (c) an intentional violation of criminal law. A corporation must indemnify an officer who was wholly successful on the merits in the proceeding against reasonable expenses of the proceeding.

The Company’s Articles of Incorporation provide that the Registrant shall indemnity, to the fullest extent permitted by law, any current or former legal representative, officer or director of the Registrant or a person serving as a director, officer, employee or agent of another corporation at the Registrant’s request against all expenses, liability and loss incurred by him in connection with a claim or proceeding against him by reason of his being or having been in such role. Expenses, including, without limitation, attorneys’ fees and disbursements, incurred in defending or participating in such proceeding shall be paid in advance by the Registrant; provided, however, that such payment shall only be made upon delivery to the corporation of an undertaking that such person agrees to repay all advanced amounts if it is ultimately determined that such person is not entitled to indemnification under the Company’s Articles of Incorporation.

The Registrant has obtained directors’ and officers’ liability insurance. The policy provides for $10.0 million in coverage, with punitive damages excluded.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

The Index of Exhibits filed herewith and appearing immediately after the signature page to this registration statement is incorporated by reference in this Item 8.

Item 9.	Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(i) and (1)(ii) of this section do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those subparagraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for the purpose of determining any liability under the Securities Act of 1933, as amended, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES AND POWER OF ATTORNEY

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fairmont, State of West Virginia, on July 21, 2022.

MVB FINANCIAL CORP.

By:	/s/ Donald T. Robinson
Donald T. Robinson
President and Chief Financial Officer

Each of the undersigned officers and directors of the Registrant hereby constitutes and appoints each of Larry F. Mazza and Donald T. Robinson as his or her true and lawful attorney-in-fact and agent, severally, with full power of substitution and resubstitution, in his or her name and on his or her behalf, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power of authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, thereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitute, may lawfully do or cause to be done.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities indicated as of this 21st day of July, 2022.

Signature	Title

/s/ Larry F. Mazza Larry F. Mazza	Chief Executive Officer and Director (Principal Executive Officer)

/s/Donald T. Robinson Donald T. Robinson	President and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)

/s/ David B. Alvarez David B. Alvarez	Chairman

/s/ W. Marston Becker W. Marston Becker	Director

/s/ John W. Ebert John W. Ebert	Director

/s/ Daniel W. Holt Daniel W. Holt	Director

/s/ Gary A. LeDonne Gary A. LeDonne	Director

/s/ Kelly R. Nelson Kelly R. Nelson	Director

/s/ Cheryl D. Spielman Cheryl D. Spielman	Director

/s/ Lindsey Slader Lindsey Slader	Director

INDEX OF EXHIBITS

Exhibit Number	Exhibit

4.1	Specimen of Stock Certificate representing MVB Financial Corp. Common Stock. (Incorporated herein by reference to Exhibit 4.1 to the Registrant’s Registration Statement on Form S-3 as filed with the Commission on December 8, 2021, (File No. 333-261539)).

4.2	Articles of Incorporation, as amended, of MVB Financial Corp. (incorporated by reference to Exhibit 3.1 to the Registrant’s Annual Report on Form 10-K (File No. 000-50567) filed with the Securities and Exchange Commission on March 16, 2015)

4.3	Second Amended and Restated Bylaws, as amended, of MVB Financial Corp. (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K (File No. 001-38314) filed with the Securities and Exchange Commission on June 22, 2018)

4.4	MVB Financial Corp. 2022 Stock Incentive Plan (incorporated by reference to Appendix A to the Registrant’s Definitive Proxy Statement on Schedule 14A (File No. 001-38314) filed with the Securities and Exchange Commission on April 7, 2022)

5.1*	Opinion of Counsel

23.1*	Consent of Counsel (included in exhibit 5.1)

23.2*	Consent of FORVIS, LLP (Successor to Dixon Hughes Goodman LLP)

24.1*	Power of Attorney included as part of signature page.

107*	Filing Fee Table

*	Furnished herewith